    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 2005
                                                    REGISTRATION NO. 333-_______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              KANSAS CITY SOUTHERN
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                44-0663509
    (State or Other Jurisdiction of                  (IRS Employer
    Incorporation or Organization)                 Identification No.)

                                                      JAY M. NADLMAN, ESQ.
    427 WEST 12TH STREET                          KANSAS CITY SOUTHERN
    KANSAS CITY, MISSOURI                         427 WEST 12TH STREET
            64105                             KANSAS CITY, MISSOURI 64105
        816-983-1303                                  816-983-1384

(Address, Including Zip Code, and
   Telephone Number, Including            (Name, Address, Including Zip Code,
Area Code, of Registrant's Principal      and Telephone Number, Including Area
      Executive Offices)                     Code, of Agent For Service)

                                ----------------

                                   COPIES TO:

                              JOHN F. MARVIN, ESQ.
                             KEVIN R. SWEENEY, ESQ.
                        SONNENSCHEIN NATH & ROSENTHAL LLP
                          4520 MAIN STREET, SUITE 1100
                           KANSAS CITY, MISSOURI 64111
                                 (816) 460-2400

                                ----------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                     AMOUNT       PROPOSED MAXIMUM    AMOUNT OF
     TITLE OF EACH CLASS OF           TO BE          AGGREGATE      REGISTRATION
 SECURITIES TO BE REGISTERED(1)   REGISTERED(2)  OFFERING PRICE(3)      FEE(4)
 ------------------------------   -------------  -----------------  ------------
        Common Stock(5)                (6)              (6)              (6)
        Preferred Stock                (6)              (6)              (6)
    Stock Purchase Contracts           (6)              (6)              (6)
      Stock Purchase Units             (6)              (6)              (6)
        Debt Securities                (6)              (6)              (6)

(1) Kansas City Southern is registering an unspecified amount of common stock, preferred stock, stock purchase contracts, stock purchase units, debt securities and guarantees on debt securities in reliance on Rule 457(r) and Rule 456(b) under the Securities Act. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder and may include hybrid securities including a combination of features of certain of the securities listed above.

(2) This registration statement also covers an indeterminate amount of securities that may be issued in exchange for, or upon conversion of or exercise of, or as dividends on, as the case may be, any securities registered hereunder that provide for conversion, exercise, exchange or payment of dividends. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. An indeterminate principal amount or number of debt securities, preferred stock, and common stock may be issued from time to time at indeterminate prices.

(3) No separate consideration will be received for securities that are issued upon conversion of or for dividends on other securities.

(4)  Deferred in accordance with Rule 456(b) of the Securities Act.

(5) Includes associated rights to purchase Series A Preferred Stock of KCS pursuant to the Rights Agreement between Kansas City Southern and UMB Bank, n.a., dated as of September 29, 2005.

(6) Not required to be included in accordance with Rule 457(r) of the Securities Act.

PROSPECTUS

                              KANSAS CITY SOUTHERN

            COMMON STOCK, PREFERRED STOCK, STOCK PURCHASE CONTRACTS,
                   STOCK PURCHASE UNITS, AND DEBT SECURITIES*

                 *GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY
                              KANSAS CITY SOUTHERN
                  OR THE KANSAS CITY SOUTHERN RAILWAY COMPANY,
                AND CERTAIN SUBSIDIARIES OF KANSAS CITY SOUTHERN

      We will provide the specific terms of these securities in supplements to this prospectus. Information on any selling stockholder, and the time and manner in which the Kansas City Southern or any selling stockholder may offer and sell securities under this prospectus, will be provided under the "Selling Stockholder" section of a prospectus supplement that will be filed supplementing the information in this prospectus.

      The common stock of Kansas City Southern ("KCS") is listed on the New York Stock Exchange under the symbol "KSU." On December 1, 2005, the last reported sale price of KCS's common stock was $25.56 per share.

                                ----------------

      FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                            ------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

              The date of this prospectus is December 2, 2005

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

                                TABLE OF CONTENTS

                                                                        PAGE
ABOUT THIS PROSPECTUS................................................     5
RISK FACTORS.........................................................     6
USE OF PROCEEDS......................................................    14
RATIOS OF EARNINGS TO FIXED CHARGES..................................    14
PLAN OF DISTRIBUTION.................................................    14
LEGAL MATTERS........................................................    15
EXPERTS..............................................................    15
WHERE YOU CAN FIND MORE INFORMATION..................................    16
FORWARD-LOOKING STATEMENTS...........................................    17
PART II INFORMATION NOT REQUIRED IN PROSPECTUS.......................    19
SIGNATURES...........................................................    23
EXHIBIT INDEX........................................................    27

                                       4
5

                                 --------------

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the Company or one or more selling stockholders ("Selling Stockholder") may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the Company or any Selling Stockholder. Each time the Company sells securities, we will provide you with this prospectus and, in certain cases a prospectus supplement containing specific information about the terms of the securities being offered. Each time any Selling Stockholder sells securities, the Selling Stockholder is required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the Selling Stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

      Unless we have indicated otherwise, references in this prospectus to "KCS" mean Kansas City Southern and references to the "Company," "we," "us," "our," and similar terms refer to KCS and our consolidated subsidiaries.

                                 --------------

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

WE COMPETE AGAINST OTHER RAILROADS AND OTHER TRANSPORTATION PROVIDERS.

      Our domestic and international operations are subject to competition from other railroads, many of which are much larger and have significantly greater financial and other resources. In addition, we are subject to competition from truck carriers and from barge lines and other maritime shipping. Increased competition has resulted in downward pressure on freight rates. Competition with other railroads and other modes of transportation is generally based on the rates charged, the quality and reliability of the service provided and the quality of the carrier's equipment for certain commodities. While we must build or acquire and maintain our infrastructure, truck carriers and maritime shippers and barges are able to use public rights-of-way. Continuing competitive pressures and declining margins, future improvements that increase the quality of alternative modes of transportation in the locations in which we operate, or legislation that provides motor carriers with additional advantages, such as increased size of vehicles and less weight restrictions, could have a material adverse effect on our results of operations, financial condition and liquidity.

      If the railroad industry in general, and our Mexican operations in particular, are unable to preserve their competitive advantages vis-a-vis the trucking industry, our projected revenue growth from our Mexican operations could be adversely affected. Additionally, the revenue growth attributable to our Mexican operations could be affected by, among other factors, its inability to grow its existing customer base, negative macroeconomic developments impacting the United States and Mexican economies, and failure to capture additional cargo transport market share from the shipping industry and other railroads.

      In February 2001, a NAFTA tribunal ruled in an arbitration between the United States and Mexico that the United States must allow Mexican trucks to cross the border and operate on United States highways. NAFTA called for Mexican trucks to have unrestricted access to highways in United States border states by 1995 and full access to all United States highways by January 2000. However, the United States has not followed the timetable because of concerns over Mexico's trucking safety standards. On March 14, 2002, as part of its agreement under NAFTA, the United States Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the Unites States-Mexico border. These safety rules require Mexican carriers seeking to operate in the United States to pass, among other things, safety inspections, to obtain valid insurance with a United States registered insurance company, to conduct alcohol and drug testing for drivers and to obtain a United States Department of Transportation identification number. Mexican commercial vehicles with authority to operate beyond the commercial zones will be permitted to enter the United States only at commercial border crossings and only when a certified motor carrier safety inspector is on duty. Given these recent developments, there can be no assurance that truck transport between Mexico and the United States will not increase substantially in the future. Such an increase could affect our ability to continue converting traffic to rail from truck transport because it may result in an expansion of the availability, or an improvement of the quality, of the trucking services offered in Mexico.

      We face significant competition from other railroads, in particular the Union Pacific Railroad Company and Burlington Northern Santa Fe Railway Company in the United States and Ferrocarril Mexicano, S.A. de C.V. ("Ferromex") in Mexico.

      Through TFM's concession with the Mexican government (the "Concession") we have the right to control and operate the southern half of the rail-bridge at Laredo, Texas. Under the Concession, TFM must grant to Ferromex the right to operate over a north-south portion of its rail lines between Ramos Arizpe near Monterrey and the city of Queretaro that constitutes over 600 kilometers of TFM's main track. Using these trackage rights, Ferromex may be able to compete with TFM over its rail lines for traffic between Mexico City and the United States. The Concession also requires TFM to grant rights to use certain portions of its tracks to Ferrosur and the "belt railroad" operated in the greater Mexico City area by the Ferrocarril y Terminal del Valle de Mexico, S.A. de C.V. (the Mexico City Railroad and Terminal), thereby providing Ferrosur with more efficient access to certain Mexico City industries. As a result of having to grant trackage rights to other railroads, we incur additional maintenance costs and lose the flexibility of using a portion of our tracks at all times.

      In recent years, there has been significant consolidation among major North American rail carriers. The resulting merged railroads could attempt to use their size and pricing power to block other railroads' access to efficient gateways and routing options that are currently and have been historically available. There can be no assurance that further consolidation will not have an adverse effect on our operations.

OUR BUSINESS STRATEGY, OPERATIONS AND GROWTH RELY SIGNIFICANTLY ON JOINT VENTURES AND OTHER STRATEGIC ALLIANCES.

      Operation of our integrated rail network and our plans for growth and expansion rely significantly on joint ventures and other strategic alliances.

      Our operations are dependent on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable us to exchange traffic and utilize trackage we do not own. Our ability to provide comprehensive rail service to our customers depends in large part upon our ability to maintain these agreements with other railroads and third parties. The termination of, or the failure to renew, these agreements could adversely affect our business, financial condition and results of operations. We are also dependent in part upon the financial health and efficient performance of other railroads. For example, much of Tex-Mex's traffic moves over the UP's lines via trackage rights, a significant portion of our grain shipments originate with IC&E pursuant to our marketing agreement with it, and BNSF is our largest partner in the interchange of rail traffic. There can be no assurance that we will not be materially adversely affected by operational or financial difficulties of other railroads.

      Pursuant to the Concession, TFM is required to grant rights to use portions of its tracks to Ferromex, Ferrosur and the Terminal Valle de Mexico (the "TVFM"). Applicable law stipulates that Ferromex, Ferrosur and the TVFM are required to grant to TFM rights to use portions of their tracks. Applicable law provides that the Ministry of Transportation is entitled to set the rates in the event that TFM and the party to whom it is granting the rights cannot agree on a rate. TFM and Ferromex have not been able to agree upon the rates each of them is required to pay the other for interline services and haulage and trackage rights. In February 2001, TFM initiated an administrative proceeding requesting a determination of such rates by the Ministry of Transportation, which subsequently issued a ruling establishing rates using the criteria set forth in the Mexican railroad services law and regulations. TFM and Ferromex appealed the rulings before the Mexican Federal Courts due to, among other things, a disagreement with the methodology employed by the Ministry of Transportation in calculating the trackage rights and interline rates. TFM and Ferromex also requested and obtained a suspension of the effectiveness of the ruling pending resolution of this appeal. We cannot predict whether TFM will ultimately prevail in this proceeding and whether the rates TFM is ultimately allowed to charge will be adequate to compensate it.

OUR LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OBLIGATIONS UNDER VARIOUS DEBT INSTRUMENTS AND OPERATE OUR BUSINESS. WE ARE LEVERAGED AND WILL HAVE SIGNIFICANT DEBT SERVICE OBLIGATIONS.

      Our level of debt could make it more difficult for us to borrow money in the future, will reduce the amount of money available to finance our operations and other business activities, exposes us to the risk of increased interest rates, makes us more vulnerable to general economic downturns and adverse industry conditions, could reduce our flexibility in planning for, or responding to, changing business and economic conditions, and may prevent us from raising the funds necessary to repurchase all of certain senior notes that could be tendered upon the occurrence of a change of control, which would constitute an event of default on all of the Convertible Preferred Stock that could be put to KCS under certain circumstances. Our failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects. If we do not have enough cash to service our debt, meet other obligations and fund other liquidity needs, we may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital. We cannot assure that any of these remedies, including obtaining appropriate waivers from our lenders, can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives.

      In addition, the level of indebtedness at TFM may also limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes because a substantial portion of cash flow from our operations must be dedicated to servicing debt; expose us to risks in exchange rate fluctuations, because any devaluation of the peso would cause the cost of TFM's dollar-denominated debt to increase; and place us at a competitive disadvantage in Mexico compared to our Mexican competitors that have less debt and greater operating and financing flexibility than TFM does.

      Our business is capital intensive and requires substantial ongoing expenditures for, among other things, improvements to roadway, structures and technology, acquisitions, leases and repair of equipment, and maintenance of our rail system. Our failure to make necessary capital expenditures to maintain our operations could impair our ability to accommodate increases in traffic volumes or service existing customers.

      In addition, the Concession will require us to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the Mexican government. We may defer capital expenditures with respect to TFM's five-year business plan with the permission of the Ministry of Transportation. However, the Ministry of Transportation may not grant this permission, and TFM's failure to comply with the commitments in its business plan could result in the Mexican government revoking the Concession.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CHANGES IN GENERAL ECONOMIC, WEATHER OR OTHER CONDITIONS.

      Our operations may be adversely affected by changes in the economic conditions of the industries and geographic areas that produce and consume the freight that we transport. The relative strength or weakness of the United States and Mexican economies affect the businesses served by us. PCRC and Panarail Tourism Company is directly affected by its local economy. Our investment in PCRC has risks associated with operating in Panama, including, among others, cultural differences, varying labor and operating practices, political risk and differences between the United States and Panamanian economies. Historically, a stronger economy has resulted in improved results for our rail transportation operations. Conversely, when the economy has slowed, results have been less favorable. Our revenues may be affected by prevailing economic conditions and, if an economic slowdown or recession occurs in our key markets, the volume of rail shipments is likely to be reduced.

      Our operations also may be affected by adverse weather conditions. We operate in and along the Gulf Coast of the United States, and our facilities may be adversely effected by hurricanes and other extreme weather conditions. For example, recent hurricanes have adversely effected some of our shippers located along the Gulf Coast and caused interruptions in the flow of traffic within the Southern United States and between the United States and Mexico. As another example, a weak harvest in the Midwest may substantially reduce the volume of business handled for agricultural products customers. Many of the goods and commodities we transport experience cyclical demand. Our results of operations can be expected to reflect this cyclical demand because of the significant fixed costs inherent in railroad operations. Our operations may also be affected by natural disasters or terrorist acts. Significant reductions in our volume of rail shipments due to economic, weather or other conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

      The transportation industry is highly cyclical, generally tracking the cycles of the world economy. Although transportation markets are affected by general economic conditions, there are numerous specific factors within each particular market segment that may influence operating results. Some of our customers do business in industries that are highly cyclical, including the oil and gas, automotive and agricultural sectors. Any downturn in these sectors could have a material adverse effect on our operating results. Also, some of the products we transport have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by industry capacity and demand. For example, global steel and petrochemical prices have decreased in the past. We cannot assure you that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial results.

OUR BUSINESS IS SUBJECT TO REGULATION BY INTERNATIONAL, FEDERAL, STATE AND LOCAL REGULATORY AGENCIES. OUR FAILURE TO COMPLY WITH VARIOUS FEDERAL, STATE AND LOCAL REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

      We are subject to governmental regulation by international, federal, state and local regulatory agencies with respect to our railroad operations, as well as a variety of health, safety, labor, environmental, and other matters. Government regulation of the railroad industry is a significant determinant of the competitiveness and profitability of railroads. Our failure to comply with applicable laws and regulations could have a material adverse effect on our operations, including limitations on our operating activities until compliance with applicable requirements is completed. These government agencies may change the legislative or regulatory framework within which we operate without providing any recourse for any adverse effects on our business that occurs as a result of this change. Additionally, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations, and we cannot assure you that we will continue to be able to do so.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT COULD REQUIRE US TO INCUR MATERIAL COSTS OR LIABILITIES RELATING TO ENVIRONMENTAL, HEALTH OR SAFETY COMPLIANCE OR REMEDIATION.

      Our operations are subject to extensive international, federal, state and local environmental, health and safety laws and regulations concerning, among other things, emissions to the air, discharges to waters, the handling, storage, transportation and disposal of waste and other materials, the cleanup of hazardous material or petroleum releases, decommissioning of underground storage tanks and noise pollution. Violations of these laws and regulations can result in substantial penalties, permit revocations, facility shutdowns and other civil and criminal sanctions. From time to time, our facilities have not been in compliance with environmental, health and safety laws and regulations and there can be no assurances that we will always be in compliance with such laws and regulations in the future. We incur, and expect to continue to incur, environmental compliance costs, including, in particular, costs necessary to maintain compliance with requirements governing chemical and hazardous material shipping operations, refueling operations and repair facilities. New laws and regulations, stricter enforcement of existing requirements, new spills, releases or violations or the discovery of previously unknown contamination could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, results of operations, financial condition and cash flows.

      In the operation of a railroad, it is possible that derailments, explosions or other accidents may occur that could cause harm to the environment or to human health. As a result, we may incur costs in the future, which may be material, to address any such harm, including costs relating to the performance of clean-ups, natural resources damages and compensatory or punitive damages relating to harm to property or individuals.

      The United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws (known as "Superfund laws") impose liability for the cost of remedial or removal actions, natural resources damages and related costs at certain sites identified as posing a threat to the environment or public health. CERCLA imposes joint, strict and several liability on the owners and operators of facilities in which hazardous waste and other hazardous substances are deposited or from which they are released or are likely to be released into the environment. Liability may be imposed, without regard to fault or the legality of the activity, on certain classes of persons, including the current and certain prior owners or operators of a site where hazardous substances have been released and persons that arranged for the disposal or treatment of hazardous substances. In addition, other potentially responsible parties, adjacent landowners or other third parties may initiate cost recovery actions or toxic tort litigation against sites subject to CERCLA or similar state laws. Given the nature of our business, we presently have environmental investigation and remediation obligations at certain sites, including a former foundry site in Alexandria, Louisiana, and will likely incur such obligations at additional sites in the future. Although we have accrued for environmental liabilities, some of these accruals have been reduced for amounts we expect to recover from third party recoveries. We cannot assure you that the costs associated with these obligations will not be material or exceed the accruals we have established.

      Our Mexican operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection (the "Ecological Law"). The Mexican federal agency in charge of overseeing compliance with and enforcement of the federal environmental law is the Ministry of Environmental Protection and Natural Resources ("Semarnat"). The regulations issued under the Mexican Ecological Law and technical environmental requirements issued by the Semarnat have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. As part of its enforcement powers, Semarnat is empowered to bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities. Under the Ecological Law, the Mexican government has implemented a program to protect the environment by promulgating rules concerning water, land, air and noise pollution, and hazardous substances. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on TFM's results of operations, cash flows or financial condition.

OUR BUSINESS IS VULNERABLE TO RISING FUEL COSTS AND DISRUPTIONS IN FUEL SUPPLIES. ANY SIGNIFICANT INCREASE IN THE COST OF FUEL, OR SEVERE DISRUPTION OF FUEL SUPPLIES, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      We incur substantial fuel costs in our railroad operations and these costs represent a significant portion of our transportation expenses. Fuel expense has increased from approximately 9% of our consolidated operating costs for the full year 2003 to its current level representing approximately 15% of our consolidated operating costs for the third quarter of 2005. This increase has been, in part, offset by fuel surcharges applied to our customer billings. If we are unable to continue the existing fuel surcharge program at KCSR and expand the fuel surcharge program for TFM, our operating results could be materially adversely affected.

      Fuel costs are affected by traffic levels, efficiency of operations and equipment, and petroleum market conditions. The supply and cost of fuel is subject to market conditions and is influenced by numerous factors beyond our control, including general economic conditions, world markets, government programs and regulations and competition. In addition, instability in the Middle East and interruptions in domestic production and refining due to hurricane damage may result in an increase in fuel prices. Significant price increases for fuel may have a material adverse effect on our operating results. Additionally, fuel prices and supplies could also be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. In the event of a severe disruption of fuel supplies resulting from supply shortages, political unrest, a disruption of oil imports, weather events, war or otherwise, the resulting impact on fuel prices and subsequent price increases could materially adversely affect our operating results, financial condition and cash flows.

      We currently meet, and expect to continue to meet, fuel requirements for our Mexican operations almost exclusively through purchases at market prices from Petroleos Mexicanos, the national oil company of Mexico ("PEMEX"), a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. TFM is party to a fuel supply contract with PEMEX of indefinite duration. Either party may terminate the contract upon 30 days written notice to the other at any time. If the fuel contract is terminated and we are unable to acquire diesel fuel from alternate sources on acceptable terms, our Mexican operations could be materially adversely affected.

A MAJORITY OF OUR EMPLOYEES BELONG TO LABOR UNIONS. STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OUR OPERATIONS.

      We are a party to collective bargaining agreements with various labor unions in the United States. Approximately 83% of KCSR employees are covered under these agreements. Similarly, approximately 71% of TFM employees are subject to collective labor contracts. We may be subject to, among other things, strikes, work stoppages or work slowdowns as a result of disputes with regard to the terms of these collective bargaining agreements and labor contracts or our potential inability to negotiate acceptable contracts with these unions. In the United States, because such agreements are generally negotiated on an industry-wide basis, determination of the terms and conditions of future labor agreements could be beyond our control and, as a result, we may be subject to terms and conditions in amended or future labor agreements that could have a material adverse affect on our results of operations, financial position and cash flows. If the unionized workers in the United States or Mexico were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs.

OUR BUSINESS MAY BE SUBJECT TO VARIOUS CLAIMS AND LAWSUITS.

      The nature of the railroad business exposes us to the potential for various claims and litigation related to labor and employment, personal injury and property damage, environmental and other matters. We maintain insurance (including self-insurance) consistent with the industry practice against accident-related risks involved in the operation of the railroad. However, there can be no assurance that such insurance would be sufficient to cover the cost of damages suffered or that such insurance will continue to be available at commercially reasonable rates. Any material changes to current litigation trends could have a material adverse effect on our results of operations, financial condition and cash flows.

      Due to the nature of railroad operations, claims related to personal injuries and third party liabilities resulting from crossing collisions, as well as claims related to personal property damage and other casualties is a substantial expense to KCS. Personal injury and casualty claims are subject to a significant degree of uncertainty, especially estimates related to personal injuries which have occurred but not yet been reported, therefore, the degree to which injuries have been incurred and the related costs have not yet been determined. Further, the cost of casualty claims is related to numerous factors, including the severity of the injury, the age of the claimant, and the legal jurisdiction. In determining the provision for casualty claims, management must make estimates regarding future costs related to substantially uncertain matters. Changes in these estimates could have a material effect on the results of operations in future periods.

OUR BUSINESS MAY BE AFFECTED BY FUTURE ACTS OF TERRORISM OR WAR.

      Terrorist attacks, such as those that occurred on September 11, 2001, any government response thereto and war or risk of war may adversely affect our results of operations, financial condition, and cash flows. These acts may also impact our ability to raise capital or our future business opportunities. Our rail lines and facilities could be direct targets or indirect casualties of an act or acts of terror, which could cause significant business interruption and result in increased costs and liabilities and decreased revenues. These acts could have a material adverse effect on our results of operations, financial condition, and cash flows. In addition, insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or certain coverage may not be available in the future.

RISK FACTORS RELATING TO OUR OPERATIONS IN MEXICO

THE CONCESSION IS SUBJECT TO REVOCATION OR TERMINATION IN CERTAIN CIRCUMSTANCES.

      The Mexican government may terminate the Concession granted to TFM as a result of TFM's surrender of its rights under the Concession, or for reasons of public interest, by revocation or upon TFM's liquidation or bankruptcy. (The Mexican government would not, however, be entitled to revoke the Concession upon the occurrence of a liquidation or bankruptcy of Grupo TFM.) The Mexican government may also temporarily seize TFM's assets and its rights under the Concession. The Mexican railroad services law and regulations provide that the Ministry of Communications and Transports ("Ministry of Transportation") may revoke the Concession upon the occurrence of specified events, some of which will trigger automatic revocation. Revocation or termination of the Concession would prevent TFM from operating its railroad and would materially adversely affect our Mexican operations and ability to make payments on our debt. In the event that the Concession is revoked by the Ministry of Transportation, TFM will receive no compensation, and its interest in its rail lines and all other fixtures covered by the Concession, as well as all improvements made by it, will revert to the Mexican government.

OUR OWNERSHIP OF TFM AND OPERATIONS IN MEXICO SUBJECT US TO POLITICAL AND ECONOMIC RISKS.

      The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on our Mexican operations in particular, as well as on market conditions, prices and returns on Mexican securities, including TFM's outstanding notes and debentures. The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party with the election of President Vicente Fox Quesada, a member of the National Action Party, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. National elections will be held again on July 1, 2006. Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our Mexican operations. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects and, consequently, the market price for TFM's outstanding notes and debentures, may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

      The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico. However, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of NAFTA, if Mexico experiences serious balance of payment difficulties or the threat thereof in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by United States and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain dollars or to convert pesos into dollars for purposes of making interest and principal payments due on indebtedness, to the extent that it may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

      Securities of companies in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Emerging market countries, including Argentina and Brazil, have recently been experiencing significant economic downturns and market volatility. These events have had an adverse effect on the economic conditions and securities markets of emerging market countries, including Mexico.

      Our Mexican operations may also be adversely affected by currency fluctuations, price instability, inflation, interest rates, regulations, taxation, cultural differences, social instability, labor disputes and other political, social and economic developments in or affecting Mexico.

DOWNTURNS IN THE UNITED STATES ECONOMY OR IN TRADE BETWEEN THE UNITED STATES AND MEXICO AND FLUCTUATIONS IN THE PESO-DOLLAR EXCHANGE RATE WOULD LIKELY HAVE ADVERSE EFFECTS ON OUR BUSINESS AND RESULTS OF OPERATIONS.

      The level and timing of our Mexican business activity is heavily dependent upon the level of United States-Mexican trade and the effects of NAFTA on such trade. Downturns in the United States or Mexican economy or in trade between the United States and Mexico would likely have adverse effects on our business and results of operations. Our Mexican operations depend on the United States and Mexican markets for the products TFM transports, the relative position of Mexico and the United States in these markets at any given time, and tariffs or other barriers to trade. Any future downturn in the United States economy could have a material adverse effect on TFM's results of operations and its ability to meet its debt service obligations as described above.

      Also, fluctuations in the peso-dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports. Although a decrease in the level of exports of some of the commodities that TFM transports to the United States may be offset by a subsequent increase in imports of other commodities TFM hauls into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. Future developments in United States-Mexican trade beyond our control may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities TFM carries.

ANY DEVALUATION OF THE PESO WOULD CAUSE THE PESO COST OF TFM'S
DOLLAR-DENOMINATED DEBT TO INCREASE, ADVERSELY AFFECTING ITS ABILITY TO MAKE PAYMENTS ON ITS INDEBTEDNESS.

      After a five-year period of controlled devaluation of the peso, on December 19, 1994, the value of the peso dropped sharply as a result of pressure against the currency. In 2004 the peso appreciated against the United States dollar by approximately 0.8%, as compared to depreciation against the United States dollar of 7.4% and 13.9% in 2003 and 2002, respectively.

      Severe devaluation or depreciation of the peso may result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert pesos into United States dollars for the purpose of making timely payments of interest and principal on our non-peso denominated indebtedness. Although the Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into United States dollars or transfer foreign currencies out of Mexico, the Mexican government could, as in the past, institute restrictive exchange rate policies that could limit our ability to transfer or convert pesos into United States dollars or other currencies for the purpose of making timely payments of our United States dollar-denominated debt and contractual commitments. Devaluation or depreciation of the peso against the United States dollar may also adversely affect United States dollar prices for our securities. Currency fluctuations are likely to continue to have an effect on our financial condition in future periods.

MEXICO MAY EXPERIENCE HIGH LEVELS OF INFLATION IN THE FUTURE WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      Mexico has a history of high levels of inflation, and may experience inflation in the future. During most of the 1980s and during the mid- and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation for the last five years, as measured by changes in the National Consumer Price Index, as provided by Banco de Mexico, were:

2000                             8.96%
2001                             4.40%
2002                             5.70%
2003                             3.98%
2004                             5.20%

      A substantial increase in the Mexican inflation rate would have the effect of increasing some of TFM's costs, which could adversely affect its results of operations and financial condition. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect TFM's results of operations.

                                 USE OF PROCEEDS

         If securities are sold by the Company, we will describe the use of proceeds from such sale in the prospectus supplement related to the sale of those securities. If securities are sold by any Selling Stockholder we will describe the use of proceeds, if any, to us in the prospectus supplement related to the sale of those securities.

                       RATIOS OF EARNINGS TO FIXED CHARGES

                                        Nine Months
                                       September 30,                             Year Ended December 31,
                                     ------------------          --------------------------------------------------------
                                         (unaudited)
                                     2005(i)       2004          2004        2003          2002         2001         2000
                                     -------       ----          ----        ----          ----         ----         ----
Ratio of earnings to fixed
charges (ii)                          1.6x         1.8x          2.0x        --(iii)       1.3x         1.1x         1.0x

Ratio of earnings to combined
fixed charges and preference
dividends (iv)                        1.5x         1.5x          1.6x        --(v)         1.3x         1.1x         1.0x

(i) Income from continuing operations for the nine months ended September 30, 2005, reflects the acquisition of Grupo TFM, effective April 1, 2005 and Mexrail effective January 1, 2005. The acquisitions were accounted for as purchases and are included in the consolidated results of operations for periods following the respective acquisition dates.

(ii) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose "earnings" represent the sum of (i) pretax income from continuing operations adjusted for income (loss) from unconsolidated affiliates, (ii) fixed charges, (iii) distributed income from unconsolidated affiliates and (iv) amortization of capitalized interest, less capitalized interest. "Fixed charges" represent the sum of
     (i) interest expensed, (ii) capitalized interest, (iii) amortization of deferred debt issuance costs and (iv) one-third of our annual rental expense, which management believes is representative of the interest component of rental expense.

(iii)For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $10.5 million was eliminated.

(iv) The ratio of earnings to combined fixed charges and preference dividends is computed by dividing earnings by combined fixed charges and preference dividends. For this purpose "earnings" represent the sum of (i) pretax income from continuing operations adjusted for income (loss) from unconsolidated affiliates, (ii) fixed charges, (iii) distributed income from unconsolidated affiliates and (iv) amortization of capitalized interest, less capitalized interest. "Fixed charges" represent the sum of
     (i) interest expensed, (ii) capitalized interest, (iii) amortization of deferred debt issuance costs, (iv) one-third of our annual rental expense, which management believes is representative of the interest component of rental expense and (v) the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

(v) For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The ratio of earnings to combined fixed charges and preference dividends would have been 1:1 if a deficiency of $18.2 million was eliminated.

                              PLAN OF DISTRIBUTION

          Subject to the restrictions described in this prospectus and any prospectus supplement, the Company or any Selling Stockholder may offer and sell or exchange the securities described in this prospectus from time to time in any of the following ways:

          - The securities may be sold through a broker or brokers, acting as principals or agents. Agents designated by the Company or any Selling Stockholder from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the securities as agent but may position and resell the block as principal to facilitate the transaction. The securities may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from us or the Company or any Selling Stockholder and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      - The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

      -     The securities may be sold in private sales directly to purchasers.

      - The Company or any Selling Stockholder may enter into derivative transactions or forward sale agreements on shares of securities with third parties. In such event, the Company or the Selling Stockholder may pledge the shares underlying such transactions to the counterparties under such agreements, to secure the Company's or any Selling Stockholder's delivery obligation. The counterparties or third parties may borrow shares of securities from the Company or the Selling Stockholder or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the Company or the Selling Stockholder may deliver shares of securities to the counterparties that, in turn, the counterparties may deliver to the Company or the Selling Stockholder or third parties, as the case may be, to close out the open borrowings of securities. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

      - The Company or any Selling Stockholder may also sell its shares of securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in conjunction with those sales.

                                  LEGAL MATTERS

      Sonnenschein Nath & Rosenthal LLP, Kansas City, Missouri, has issued an opinion to us relating to the legality of the securities being offered by this prospectus. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the prospectus supplement relating to that offering.

                                     EXPERTS

      The consolidated financial statements of Kansas City Southern as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2004, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference in this registration statement, and upon the authority of said firm as experts in auditing and accounting. The audit report of KPMG LLP covering the consolidated financial statements of Kansas City Southern indicates that KPMG LLP did not audit the financial statements of Grupo TFM as of December 31, 2004 and 2003 and for the years then ended. The financial statements of Grupo TFM as of and for the years ended December 31, 2004 and 2003 were audited by other auditors whose reports have been furnished to

KPMG, and KPMG's opinion, insofar as it relates to the amounts included for Grupo TFM as of and for the year ended December 31, 2004 and 2003, was based solely on the reports of the other auditors. In addition, the audit report of KPMG LLP covering the consolidated financial statements of Kansas City Southern refers to the Company's adoption, effective January 1, 2003, of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

      The combined and consolidated financial statements of Grupo TFM, as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which are incorporated in this prospectus by reference to exhibit 99.1 of our annual report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers, S.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC's website at www.sec.gov and on our website at www.kcsi.com. Information contained on our website is not part of this prospectus.

      In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

      The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

      - Our annual report on Form 10-K for the fiscal year ended December 31, 2004;

      - Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

      - Our current reports on Form 8-K filed on January 6, 2005; January 26, 2005; February 1, 2005; February 15, 2005; February 23, 2005;
            March 18, 2005; March 29, 2005; April 7, 2005, April 15, 2005; April
            26, 2005; May 11, 2005; May 13, 2005; May 26, 2005; June 1, 2005;
            June 6, 2005; June 7, 2005; June 9, 2005; June 14, 2005; July 20,
            2005; July 25, 2005; September 16, 2005; October 3, 2005, October 6,
            2005, November 8, 2005, November 21, 2005, and December 2, 2005, and our current report on Form 8-K/A filed on February 14, 2005.

      All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on
Item 8.01 in any current report on Form 8-K), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item
8.01 in any current report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kansas City Southern, P.O. Box 219335, Kansas City, Missouri 64121-9335 (or if by United Parcel

Service or some other form of express delivery to 427 West 12th Street, Kansas City, Missouri 64105), Attention: Corporate Secretary's Office, or if by telephone at (816) 983-1538.

                           FORWARD-LOOKING STATEMENTS

            This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in the annual report to shareholders and in our other filings with the Securities and Exchange Commission. Readers can identify these forward-looking statements by the use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. These Statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below and the factors discussed above under the heading "Risk Factors." Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning us:

      - whether we are fully successful in executing our business strategy, including capitalizing on NAFTA trade to generate traffic and increase revenues, exploiting our domestic opportunities, establishing new and expanding existing strategic alliances and marketing agreements and providing superior customer service;

      - whether we are successful in retaining and attracting qualified management personnel;

      - whether we are able to generate cash that will be sufficient to allow us to pay principal and interest on our debt and meet our obligations and to fund our other liquidity needs;

      - material adverse changes in economic and industry conditions, both within the United States and globally;

      - the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume commodities carried;

      -     the effect of NAFTA on the level of United States-Mexico trade;

      -     industry competition, conditions, performance and consolidation;

      - general legislative and regulatory developments, including possible enactment of initiatives to re-regulate the rail industry;

      - legislative, regulatory, or legal developments involving taxation, including enactment of new federal or state income tax rates, revisions of controlling authority, and the outcome of tax claims and litigation;

      -     changes in securities and capital markets;

      - natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions of our operating systems, structures and equipment;

      - any adverse economic or operational repercussions from terrorist activities and any governmental response thereto;

      -     war or risk of war;

      -     changes in fuel prices;

      - changes in labor costs and labor difficulties, including stoppages affecting either our operations or our customers' abilities to deliver goods to us for shipment; and

      - the outcome of claims and litigation, including those related to environmental contamination, personal injuries and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes.

            We will not update any forward-looking statements to reflect future events or developments. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as set forth in the table below. All of the expenses are estimated, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee............     $ [*]
Legal fees and expenses........................................     $ 100,000
Accounting fees and expenses...................................     $ 300,000
Printing expenses..............................................
Miscellaneous..................................................

    TOTAL......................................................     $

* Deferred in accordance with Rule 457(r) and Rule 456(b) of the Securities Act.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

            KCS is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

            The bylaws of KCS provide that each person who, at any time is, or shall have been, a director, officer, employee or agent of KCS, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of KCS, or served at the request of KCS as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the Delaware Statute.

            The certificate of incorporation of KCS provides that to the fullest extent permitted by the Delaware Statute and any amendments thereto, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

            In addition, KCS has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its bylaws will continue to be available regardless of, among other things, an amendment to the bylaws or a change in management or control of KCS. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys' fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, KCS's determinations of indemnity are made by a committee of disinterested directors unless a change in control of KCS has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

ITEM 16. EXHIBITS

            The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
1.1           Underwriting Agreement (to be filed by amendment)

2.1*          Amended and Restated Acquisition Agreement, dated as of December 15, 2004, by and among KCS, KARA Sub, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de
              C.V. and TMM Multimodal, S.A. de C.V. which is filed as Exhibit 10.1 to
              KCS's current report on Form 8-K filed on December 21, 2004.

2.2*          Stockholders' Agreement, dated as of December 15, 2004, by and among KCS,
              Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V.
              and certain stockholders of Grupo TMM, S.A. which is filed as Exhibit 10.3 to KCS's current report on Form 8-K filed on December 21, 2004.

2.3*          Registration Rights Agreement, dated as of December 15, 2004, by and among
              KCS, Grupo TMM, S.A., TMM Holdings, S.A. de C.V. and TMM Multimodal, S.A.
              de C.V. which is filed as Exhibit 10.4 to KCS's current report on Form 8-K filed on December 21, 2004.

2.4*          Consulting Agreement, dated as of December 15, 2004, by and between KCS and Jose F. Serrano International Business, S.A. de C.V. which is filed as
              Exhibit 10.5 to KCS's current report on Form 8-K filed on December 21,
              2004.

2.5*          Marketing and Services Agreement, dated as of December 15, 2004, by and among KCS, Grupo TMM, S.A. and TFM, S.A. de C.V. which is filed as Exhibit
              10.6 to KCS's current report on Form 8-K filed on December 21, 2004.

4.1*          Rights Agreement, dated as of September 29, 2005, by and among KCS and UMB
              Bank n.a. which is filed as Exhibit 10.1 to KCS's current report on Form
              8-K filed on October 3, 2005.

5.1*          Opinion of Sonnenschein Nath & Rosenthal LLP regarding the validity of the securities being registered

23.1          Consent of KPMG LLP

23.2          Consent of PricewaterhouseCoopers, S.C.

24            Power of Attorney (included in the signature page of this registration statement)

*             Indicates previously filed or incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

            The undersigned registrant hereby undertakes:

            (a) (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                  (A) Each prospectus filed by the registrant pursuant to Rule
            424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (B) Each prospectus required to be filed pursuant to Rule
            424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

            (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                  The undersigned registrant undertakes that in a primary
            offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the
            undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering
            prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii) The portion of any other free writing prospectus
            relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

            (b) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

            (d) to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned.

                          KANSAS CITY SOUTHERN

                          By: /s/ Ronald G. Russ
                             --------------------------------
                          Ronald G. Russ
                          Executive Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of Kansas City Southern, hereby severally and individually constitute and appoint Michael R. Haverty, Arthur L. Shoener and Ronald G. Russ, and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement on Form S-3 (including post-effective amendments thereto) and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

                                    * * * * *

      Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated as of December 2, 2005.

      SIGNATURE                        TITLE

      /s/ Michael R. Haverty           Chairman, President, Chief Executive
      ---------------------------      Officer and Director
      Michael R. Haverty

      /s/ Arthur L. Shoener            Executive Vice President and Chief
      ---------------------------      Operating Officer
      Arthur L. Shoener

      /s/ Ronald G. Russ               Executive Vice President and Chief
      ---------------------------      Financial Officer (Principal Financial
      Ronald G. Russ                   Officer and Principal Accounting Officer)
                                       Director

      /s/ A. Edward Allinson           Director
      ---------------------------
      A. Edward Allinson

      /s/ Robert J. Druten
      ---------------------------      Director
      Robert J. Druten

      /s/ Michael G. Fitt              Director
      ---------------------------
      Michael G. Fitt

      /s/ James R. Jones               Director
      ---------------------------
      James R. Jones

      ___________________________      Director
      Thomas A. McDonnell

      /s/ Karen L. Pletz               Director
      ---------------------------
      Karen L. Pletz

      ___________________________      Director
      Rodney E. Slater

                                  EXHIBIT INDEX

EXHIBIT NO.                               DESCRIPTION
-----------                               -----------
1.1          Underwriting Agreement (to be filed by amendment)

2.1*         Amended and Restated Acquisition Agreement, dated as of December 15, 2004, by and among KCS, KARA Sub, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de
             C.V. and TMM Multimodal, S.A. de C.V. which is filed as Exhibit 10.1 to
             KCS's current report on Form 8-K filed on December 21, 2004.

2.2*         Stockholders' Agreement, dated as of December 15, 2004, by and among KCS,
             Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V.
             and certain stockholders of Grupo TMM, S.A. which is filed as Exhibit 10.3 to KCS's current report on Form 8-K filed on December 21, 2004.

2.3*         Registration Rights Agreement, dated as of December 15, 2004, by and among
             KCS, Grupo TMM, S.A., TMM Holdings, S.A. de C.V. and TMM Multimodal, S.A.
             de C.V. which is filed as Exhibit 10.4 to KCS's current report on Form 8-K filed on December 21, 2004.

2.4*         Consulting Agreement, dated as of December 15, 2004, by and between KCS and Jose F. Serrano International Business, S.A. de C.V. which is filed as
             Exhibit 10.5 to KCS's current report on Form 8-K filed on December 21,
             2004.

2.5*         Marketing and Services Agreement, dated as of December 15, 2004, by and among KCS, Grupo TMM, S.A. and TFM, S.A. de C.V. which is filed as Exhibit
             10.6 to KCS's current report on Form 8-K filed on December 21, 2004.

4.1*         Rights Agreement, dated as of September 29, 2005, by and among KCS and UMB
             Bank n.a. which is filed as Exhibit 10.1 to KCS's current report on Form
             8-K filed on October 3, 2005.

5.1*         Opinion of Sonnenschein Nath & Rosenthal LLP regarding the validity of the securities being registered

23.1         Consent of KPMG LLP

23.2         Consent of PricewaterhouseCoopers, S.C.

24           Power of Attorney (included in the signature page of this registration statement)

                                       26